Exhibit 99.1 - Explanation of Responses

     (1) All of the securities disclosed in this Form 4 are owned by Warburg Pincus Private Equity VIII, L.P. ("WP VIII") and two affiliated partnerships. Warburg Pincus Partners LLC ("WPP LLC"), which is a subsidiary of Warburg Pincus & Co. ("WP"), is the sole general partner of WP VIII. Warburg Pincus LLC ("WP LLC," and together with WP VIII, WPP LLC and WP, the "Warburg Pincus Entities"), manages WP VIII. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), WP, WPP LLC and WP LLC may be deemed to be the beneficial owners of an indeterminate portion of the securities beneficially owned by WP VIII. WP, WPP LLC and WP LLC each disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein. WP VIII has the contractual right to designate up to two directors to the Board of Directors of Nuance Communications, Inc. (formerly ScanSoft, Inc.) (the "Company"). William H. Janeway and Jeffery A. Harris, became directors of the Company on April 8, 2004 and September 15, 2005, respectively. Mr. Janeway and Mr. Harris are the WP VIII designees to the Board of Directors of the Company. Mr. Janeway is a General Partner of WP and a Member and Senior Advisor of WP LLC. Mr. Harris is a General Partner of WP and a Member and a Managing Director of WP LLC. As such, Mr. Janeway and Mr. Harris may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the securities beneficially owned by the Warburg Pincus Entities. Mr. Janeway and Mr. Harris disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein. Mr. Janeway and Mr. Harris each also beneficially own 30,000 shares of restricted common stock of the Company that were issued to them in their capacity as directors of the Company. In addition, Mr. Janeway beneficially owns options to acquire 15,000 shares of common stock of the Company and Mr. Harris beneficially owns options to acquire 50,000 shares of common stock of the Company, which options were issued to them in their capacity as directors of the Company. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares owned by WP VIII and Messrs. Janeway and Harris, except to the extent of any indirect pecuniary interest therein.

     WP VIII, WPP LLC and WP are directors-by-deputization for purposes of
Section 16 of the Exchange Act.